Exhibit 5.1

August 11, 2010

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Jazz Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 200,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), pursuant to the Company’s Amended and Restated Directors Deferred Compensation Plan (the “Deferred Plan”).

In connection with this opinion, I have examined (a) the Registration Statement and related Prospectus, (b) the Deferred Plan, (c) the Company’s Fourth Amended and Restated Certificate of Incorporation, (d) the Company’s Amended and Restated Bylaws, as currently in effect, and (e) such other documents, records, certificates, memoranda and other instruments as I deem necessary as a basis for this opinion. I have assumed the genuineness and authenticity of all documents as originals, the conformity to originals of all documents as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

My opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, and the laws of the State of California. I express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Deferred Plan and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations promulgated by the Commission.

Very truly yours,

/s/ CAROL A. GAMBLE
Carol A. Gamble
General Counsel